Exhibit 99.1

JetPay® Corporation Announces Fourth Quarter and Year Ended December 31, 2015 Financial Results with 29.5% Increase in Annual Revenues, Including a 45.1% Increase in the Payment Processing Segment

Berwyn, PA – March 24, 2016 – JetPay® Corporation (“JetPay”, the “Company” or “we”) (NASDAQ: JTPY) announced financial results for the fourth quarter and year ended December 31, 2015.

Financial Highlights

•	Revenues increased 29.5%, or $9.9 million, to $43.3 million for the year ended December 31, 2015 as compared to $33.4 million in 2014, and up 18.2%, or $1.8 million, to $11.6 million for the quarter ended December 31, 2015 from $9.8 million for the same period in 2014.

•	Revenues within our Payment Processing segment increased 45.1% or $8.9 million, to $28.6 million for the year ended December 31, 2015 as compared to $19.7 million in 2014, and up 21.6%, or $1.2 million, to $6.9 million for the quarter ended December 31, 2015 from $5.7 million for the same period in 2014.

•	Revenues within our HR and Payroll segment increased 13.3%, or over $543,000, to $4.6 million in the fourth quarter of 2015, up from $4.1 million for the same period in the prior year, primarily resulting from the addition of new human capital management services, including our Affordable Care Act services. This increase contributed to an increase of 6.9%, or $952,000, to $14.7 million for the year ended December 31, 2015 as compared to $13.8 million in 2014.

•	Consolidated gross profit increased 27.0% to $17.1 million, or 39.5% of revenues, for the year ended December 31, 2015, up from $13.5 million for the same period in 2014.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA) was $3.8 million and $1.3 million for the year ended December 31, 2015 and 2014, respectively. EBITDA, adjusted for non-recurring and non-cash items (adjusted EBITDA) - (see Non-GAAP Financial Measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below), was $5.2 million, or 11.9% of revenues for the year ended December 31, 2015, as compared to $3.2 million, or 9.6% of revenues, for the same period in 2014. The increase in adjusted EBITDA of 61.5% in 2015 vs. 2014 was directly related to our increased revenues, particularly in our Payment Processing segment.

•	EBITDA was $1.1 million for each of the quarters ended December 31, 2015 and 2014. Adjusted EBITDA for the quarter ended December 31, 2015 was $1.7 million, or 14.7% of revenues, as compared to $1.3 million, or 13.7% of revenues, for the same period in 2014. The increase in adjusted EBITDA in the current year was largely related to our increased revenues in both our Payment Processing and HR and Payroll segments.

•	The ratio of our total debt to total capitalization, which consists of total debt of $16.7 million and convertible preferred stock and stockholders’ equity totaling $55.0 million, was 23.3% at December 31, 2015, a slight increase from 23.1% at December 31, 2014.

Recent News Highlights

•	Signed a merger agreement to acquire CollectorSolutions, Inc. (“CSI”), a Florida based debit and credit card processing company with more than $700 million of annual credit and debit card processing volume and approximately $4.50 billion of annual e-check processing. CSI was founded in 1999 to provide debit and credit card processing services to government agencies and utilities, delivering these services through a user-friendly gateway and reporting system that enables users to easily integrate data and real-time reporting.

•	Appointed human resource and payroll expert, Michael Pires, as Chief Executive Officer of our HR and Payroll Services segment. Mr. Pires takes over as CEO after Nick Antich, who founded A D Computer Corporation (d/b/a JetPay Payroll Services) 44 years ago, retired. Mr. Pires is poised to lead JetPay’s HR and Payroll segment into the future with his significant payroll experience and human capital management and HR experience, an area that Mr. Pires helped lead at ADP, combined with his appreciation for JetPay’s service philosophy, and reputation for impeccable customer service.

•	Launched Limitless, a product designed to provide unlimited processing to merchants for a flat monthly fee. The program was created to meet the challenges merchants face when accepting credit cards. Until recently, most merchants were required to bear the cost of these transactions and unable to pass along costs to customers. Limitless provides merchants with the ability to decide who pays the costs of processing credit and debit card transactions through a “discount-for-cash” technology.

•	Announced the addition of Thomas Tesmer as Chief Operating Officer of JetPay Payment Services. Mr. Tesmer brings to JetPay significant expertise in the Payments business, both in merchant processing as well as consumer card issuing in the ATM environment. His vast experience and 40 year career in the payment’s industry brings innovation and leadership to support our fast-growing Payment Processing segment.

“With solid 2015 financial results, JetPay is demonstrating the consistency of our revenue growth and earnings improvement to our shareholders,” stated Bipin C. Shah, Chairman and CEO of JetPay Corporation. “We have been able to integrate our 2014 acquisition of ACI Merchant Systems, LLC (now JetPay Strategic Partners) into our ongoing operations, helping to drive revenue growth in our Payments’ business. Our HR and Payroll segment more than doubled its prior year revenue growth, and is poised for double-digit growth moving forward. Cross selling is accelerating between our HR and Payroll and Payment Processing segments. Our Payment Processing focus continues to be on maintaining our strength in the Card-Not-Present market while leveraging our technology to deliver innovative products and services to the marketplace, such as Limitless. We are excited to bring CSI into the fold as we prepare for the shareholder approval process. The addition of CSI into JetPay’s business will allow us to leverage CSI’s strengths in the fast growing government and utility sector to help us expand our market penetration and achieve solid growth and returns for our shareholders.”

Fourth Quarter 2015 Compared to Fourth Quarter 2014

Revenues were $11.6 million for the three months ended December 31, 2015, compared to $9.8 million for the same period in 2014. Revenues for JetPay’s HR and Payroll segment increased $543,000, or 13.3%, for the three months ended December 31, 2015 as compared to the same period in 2014. This increase was attributable to new human capital management services, including our Affordable Care Act services. Revenues for JetPay’s Payment Processing segment increased $1.2 million, or 21.6%, for the three months ended December 31, 2015 compared to the same period in 2014. The increase was partially related to the acquisition of JetPay Strategic Partners on November 7, 2014 contributing an incremental $910,000 of revenues in the fourth quarter of 2015 vs. 2014, and an increase in the Company’s third party and direct merchant and processing revenues.

Operating income for the three months ended December 31, 2015 was $157,000, compared to $348,000 for the same period in 2014. Operating income is after subtracting depreciation and amortization expense of $911,000 and $786,000 for the three months ended December 31, 2015 and 2014, respectively. The decrease in the operating income was attributable to an increase in gross profit of $706,000, offset by an increase in selling, general, and administrative (“SG&A”) expenses of $752,000. SG&A expenses in the fourth quarter of 2015 included professional fees and settlement costs for non-recurring matters of $546,000, compared to $108,000 for the same period in 2014.

Net loss for the three months ended December 31, 2015 was $(199,000) or a net loss applicable to common stockholders of $(1.6) million after accretion of convertible preferred stock of $1.4 million, a loss per share applicable to common stockholders of $(0.11), compared to a net loss of approximately $(1.05) million, or a net loss applicable to common stockholders of $(1.8) million after accretion of convertible preferred stock of $737,000, a loss per share applicable to common stockholders of $(0.14) for the three months ended December 31, 2014. The decrease in net loss was primarily related to a decrease in the amortization of deferred financing costs, debt discounts, and conversion options of $935,000, and a decrease in interest expense of $260,000, both related to the $10 million convertible secured notes that were paid in full on December 31, 2014, partially offset by the decrease in operating income described above.

Fiscal Year 2015 Compared to Fiscal Year 2014

Revenues were $43.3 million for the year ended December 31, 2015 as compared to $33.4 million for the same period in 2014, representing an increase of $9.9 million, or 29.5%. Revenues for JetPay’s HR and Payroll segment increased $952,000, or 6.9%, for the year ended December 31, 2015 as compared to the same period in 2014. This increase is primarily related to the introduction of human capital management services, including our Affordable Care Act services. Revenues for JetPay’s Payment Processing segment increased $8.9 million, or 45.1%, for the year ended December 31, 2015 compared to the same period in 2014, primarily due to the acquisition of JetPay Strategic Partners on November 7, 2014, contributing $6.3 million of incremental revenues in 2015 vs. 2014, an increase in the Company’s Texas based third party revenues of $1.7 million, or 20.8%, and an increase in direct merchant and processing revenues of $982,000, or 11.6%.

Operating income (loss) for the year ended December 31, 2015 was $185,000, compared to $(1.4) million for the same period in 2014. Operating income (loss) is after subtracting depreciation and amortization expense of $3.6 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively. The increase in the operating income was attributable to an increase in gross profit of $3.6 million, partially offset by increased SG&A expenses of $1.2 million related to our investment in personnel in our sales and technology in 2014 and 2015. SG&A expenses included professional fees and legal settlement costs for non-recurring matters of $1.1 million and $1.3 million in 2015 and 2014, respectively, and 2014 also included a non-cash loss on the disposal of fixed assets of $244,000.

Net loss for the year ended December 31, 2015 was approximately $(1.2) million, or a net loss applicable to common stockholders of $(6.4) million after accretion of convertible preferred stock of $5.2 million, a loss per share applicable to common stockholders of $(0.46), compared to a net loss of $(6.86) million, or a net loss applicable to common stockholders of $(9.2) million after accretion of convertible preferred stock of $2.36 million, a loss per share applicable to common stockholders of $(0.76), for the year ended December 31, 2014. The decrease in net loss was primarily related to the increased operating income described above and a decrease in the amortization of deferred financing costs, debt discounts, and conversion options of $3.5 million, and a decrease in interest expense of $873,000, both related to the $10 million convertible secured notes that were paid in full on December 31, 2014.

Conference Call

JetPay will conduct a conference call on Tuesday, March 29, 2016 at 9:00 AM ET (6:00 AM PT) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 78128318. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 78128318. This will be available from two hours following the teleconference until Tuesday, April 5, 2016.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Operating income (loss)	$157	$348	$185	$(1,442)
Change in fair value of contingent consideration liability	20	-	56	(10)
Amortization of intangibles	759	699	3,062	2,379
Depreciation	152	87	499	387

EBITDA	$1,088	$1,134	$3,802	$1,314

Professional fees for non-repetitive matters	346	76	887	687
Legal settlement costs	200	32	208	603
Non-cash stock option costs	75	96	278	356
Non-cash loss on disposal of fixed asset	-	7	-	244

Adjusted EBITDA	$1,709	$1,345	$5,175	$3,204

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, (a) the possibility that the CSI merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals and JetPay’s stockholder approval, and to satisfy or waive other closing conditions; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or could otherwise cause the merger to fail to close; (d) the ability of JetPay and CSI to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) the ability to retain key employees of JetPay and CSI; (h) that there may be a material adverse change affecting JetPay or CSI, or that the respective businesses of JetPay or CSI may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2015, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(Unaudited)		(Audited)
Processing revenues	$11,604	$9,817	$43,322	$33,447
Cost of processing revenues	6,797	5,716	26,229	19,993

Gross profit	4,807	4,101	17,093	13,454

Selling, general and administrative expenses	3,719	2,967	13,291	12,140
Change in fair value of contingent consideration liability	20	-	56	(10)
Amortization of intangibles	759	699	3,062	2,379
Depreciation	152	87	499	387

Operating income (loss)	157	348	185	(1,442)

Other expenses (income)
Interest expenses	206	466	819	1,692
Amortization of deferred financing costs, debt discounts and conversion options	99	1,034	373	3,889
Change in fair value of derivative liability	-	(170)	-	(380)
Other income	(3)	(2)	(6)	(7)

Loss before income taxes	(145)	(980)	(1,001)	(6,636)

Income tax expense	54	67	197	222

Net loss	(199)	(1,047)	(1,198)	(6,858)
Accretion of convertible preferred stock	(1,377)	(737)	(5,158)	(2,358)

Net loss applicable to common stockholders	$(1,576)	$(1,784)	$(6,356)	$(9,216)

Basic and diluted loss per share applicable to common stockholders	$(0.11)	$(0.14)	$(0.46)	$(0.76)

Weighted average shares outstanding:
Basic and diluted	13,945,164	13,059,475	13,892,716	12,080,151

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,594	$5,359
Restricted cash	226	1,386
Accounts receivable, less allowance for doubtful accounts	3,123	2,634
Settlement processing assets	18,460	18,893
Prepaid expenses and other current assets	871	828
Current assets before funds held for clients	28,274	29,100
Funds held for clients	48,335	40,833
Total current assets	76,609	69,933
Property and equipment, net	1,979	1,226
Goodwill	41,760	41,760
Identifiable intangible assets, net	23,830	26,892
Deferred financing costs, net	88	89
Other assets	4,523	4,502
Total assets	$148,789	$144,402

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,411	$1,571
Accounts payable and accrued expenses	8,661	9,153
Settlement processing liabilities	17,488	18,024
Deferred revenue and other current liabilities	1,945	3,770
Current liabilities before client fund obligations	31,505	32,518
Client fund obligations	48,335	40,833
Total current liabilities	79,840	73,351
Long-term debt and capital lease obligation, net of current portion	13,286	14,795
Deferred income taxes	250	284
Other liabilities	424	1,411
Total liabilities	93,800	89,841

Commitments and Contingencies

Redeemable Convertible Preferred Stock	34,540	29,779

Stockholders’ Equity	20,449	24,782
Total Liabilities and Stockholders’ Equity	$148,789	$144,402